UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2012

LUXEYARD, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-168066	30-0473898
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

8884 Venice Blvd.
Los Angeles, California	90034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 488-3574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

Resignation of Officer

Effective October 3, 2012, Bryan Semmens submitted a resignation letter pursuant to which he resigned as Chief financial Officer of Luxeyard, Inc. (the “Company”).

Appointment of New Principal Financial Officer

Commencing October 3, 2012, Jerome Wilkerson is acting as the Company’s interim principal financial officer.

Jerome Wilkerson

Chief Financial Officer and Chief Operating Officer, age 40

Jerry Wilkerson was appointed interim Chief Financial Officer on October 3, 2012. Mr. Wilkerson was also appointed Chief Operating Officer on August 24, 2012. Prior to this position, Mr. Wilkerson was our Chief Technology and Information Officer, since November 8, 2011.  Mr. Wilkerson has also served as Chief Technical & Information Officer of our subsidiary, LY Retail-Texas, since September 2011. Since 2002 he has also owned his own retail ecommerce business.  Mr. Wilkerson brings us a wealth of knowledge and experiences in the web development and information technology sector and has more than ten years experience in retail technology.  Throughout his career, Mr. Wilkerson has been involved in various technology position and retail management along with familiarity with several ecommerce platforms.  Mr. Wilkerson has extensive Microsoft training along with in depth information technology training.  He has over twenty years’ experience in programming, focusing on web design, since 1999.

Family Relationships

There are no family relationships between our directors and officers.

Transactions with Related Persons

On May 8, 2012, the Company entered into a management agreement with Home Loft, Inc. to manage its LeatherGroups (LG) web site. Home Loft is owned by Mr. Wilkerson. Pursuant to the agreement, the Company paid a $50,000 deposit to Home Loft which is reported as other asset in the consolidated balance sheet. In exchange, the Company receives and recognizes all revenues for all products sold in the website as well as the related cost of goods sold since it bears the risk and rewards related to these sales. During the six months ended June 30, 2012, the Company recorded $75,394 of sales and $24,369 of cost of goods sold in connection with this agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2012	LUXEYARD, INC.

	By:	/s/ Braden Richter
Braden Richter
President and Chief Executive Officer